EXHIBIT 10.2
SECOND AMENDMENT TO
FIFTH AMENDED AND RESTATED CREDIT AGREEMENT
     This SECOND AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of this 15th day of June, 2007 among WILSONS LEATHER HOLDINGS INC., a Minnesota corporation (“Borrower”), GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as Lender, Term Lender, Swing Line Lender and as Agent (“Agent”), the Credit Parties signatory hereto and the Lenders signatory hereto. Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them by the Credit Agreement (as hereinafter defined).
RECITALS
     WHEREAS, Borrower, certain Credit Parties, Agent and Lenders have entered into that certain Fifth Amended and Restated Credit Agreement dated as of December 29, 2006 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”); and
     WHEREAS, Borrower, the Credit Parties signatories to the Credit Agreement, the Lenders and Agent wish to amend certain provisions of the Credit Agreement, as more fully set forth herein.
     NOW THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1 Amendments to the Credit Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, the parties hereto hereby agree to amend the Credit Agreement as follows:
     (a) Section 1.3 of the Credit Agreement is hereby amended by adding the following at the end thereof:
     “Notwithstanding anything to the contrary contained herein, the parties hereto agree that (i) on the Second Amendment Effective Date Borrower may (and the Borrower agrees that it shall) prepay in full all of the outstanding principal of the Term Loan B together with accrued and unpaid interest thereon and other Obligations relating thereto with a portion of the proceeds received by Borrower pursuant to the transactions contemplated by the PIPE Documents and (ii) if the Borrower makes the prepayment as described in, and in accordance with, clause (i) of this paragraph, the Term Loan B Prepayment Fee (as defined under and) payable by Borrower pursuant to paragraph (1) of that certain GE Capital Fee Letter dated as of December 29, 2006 is hereby waived.”
     (b) Section 1.9(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“If Borrower pays after acceleration or reduces or terminates the Revolving Loan Commitment, whether voluntarily or involuntarily and whether before or after acceleration of the Obligations, or if any of the Commitments are otherwise terminated, Borrower shall pay as liquidated damages and compensation for the costs of being prepared to make funds available hereunder to the Agent, for the ratable benefit of the Lenders based upon their Revolving Loan Commitments, an amount equal to (A) (i) 0.37% if such payment occurs during the period from the Closing Date through and including June 30, 2008 or (ii) 0.185% if such payment occurs during the period from July 1, 2008 through December 31, 2008, multiplied by (B) the amount of the reduction of the Revolving Loan Commitment. Notwithstanding the foregoing, no prepayment fee shall be payable by Borrower upon a mandatory prepayment made pursuant to Sections 1.3(a), 1.3(b), 1.3(d) or 1.16(c) or if such prepayment is made on or after January 1, 2009 or thereafter; provided that in the case of prepayments made pursuant to Sections 1.3(b) and 1.3(d), the transaction giving rise to the applicable prepayment is expressly permitted under Section 6.”
     (c) Section 1.19(l) of the Credit Agreement is hereby amended by deleting the following phrase contained therein:
“or the payment of any monies to any third party upon such sale or other disposition (to the extent of such monies)”
     (d) Section 1 is hereby amended by adding the following new Section 1.24 at the end thereof:
     “Section 1.24. Eligible Equipment
     “Eligible Equipment” shall mean all of the Equipment owned by any Credit Party and reflected in the most recent Borrowing Base Certificate delivered by Borrower to Agent, except any Equipment to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish, modify, or eliminate Reserves against Eligible Equipment from time to time in its reasonable credit judgment. In addition, Agent reserves the right, at any time and from time to time after the Second Amendment Effective Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust advance rates with respect to Eligible Equipment in its reasonable credit judgment, subject to the approval of Requisite Lenders in the case of adjustments or new criteria or changes in advance rates or the elimination of Reserves which have the effect of making more credit available. Eligible Equipment shall not include any Equipment of Credit Parties that:
     (a) is not owned by a Credit Party free and clear of all Liens and rights of any other Person, except the Liens in favor of Agent, on behalf of itself and Lenders;
     (b) is not located on domestic premises owned, leased or rented by a Credit Party set forth in Disclosure Schedule (3.2) or (ii) is stored at a leased location other than a Store located in the United States, unless Agent has given its prior consent thereto and unless (x) a reasonably satisfactory landlord waiver has been delivered to Agent, or (y)

Reserves satisfactory to Agent have been established with respect thereto, (iii) is stored with a bailee or warehouseman unless a reasonably satisfactory, acknowledged bailee letter has been received by Agent or Reserves reasonably satisfactory to Agent have been established with respect thereto, (iv) is located at an owned location subject to a mortgage in favor of a lender other than Agent, unless a reasonably satisfactory mortgagee waiver has been delivered to Agent, or (v) is located at any site if the aggregate book value of Equipment at any such location is less than $25,000;
     (c) is not subject to a first priority lien in favor of Agent on behalf of itself and Lenders subject to Permitted Encumbrances;
     (d) breaches any of the representations or warranties pertaining to Equipment set forth in the Loan Documents;
     (e) is not covered by property or casualty insurance reasonably acceptable to Agent and Agent has not received evidence of such property or casualty insurance required by this Agreement with respect to such Equipment;
     (f) has not been appraised by an appraiser retained by a Credit Party and reasonably acceptable to Agent;
     (g) a Credit Party does not have good, valid, and marketable title thereto;
     (h) is damaged, defective or obsolete, or constitutes parts or is affixed to real property;
     (i) is subject to a lease by a Credit Party, as lessor, with any Person (other than another Credit Party), unless the Lien on and security interest in the related lease shall be granted to the Agent and Agent shall have received all control agreements and instruments and all actions shall be taken as reasonably requested by the Agent to perfect the Agent’s security interest in and other rights with respect to such lease;
     (k) is owned by a Credit Party which (i) is subject to any case or proceeding commenced by or against such Credit Party seeking the entry of an order for relief under Title 11 of the United States Code or any other applicable insolvency, debtor relief or debt adjustment law or (ii) has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs; or
     (l) is otherwise unacceptable to Agent in its reasonable credit judgment.”
     (e) Section 5.1 of the Credit Agreement is hereby amended by adding the following at the end thereof:
“Notwithstanding the terms of this Section or any other provisions of the Loan Documents to the contrary, the termination or breach of store leases by one or more Restructured Credit Parties and the resulting liabilities arising from such terminations or breaches (as long as such liabilities are solely liabilities of the Restructured Credit

Parties), will not constitute a basis for a Default or an Event of Default under this Agreement or any other Loan Documents”
     (f) Section 6.2 of the Credit Agreement is hereby amended by (i) deleting clause (c)(vii) therefrom and (ii) adding the following new clauses (d) and (e) at the end thereof:
“; (d) any Credit Party may, so long as no Default or Event of Default has occurred and is continuing, consummate Acquisitions (and form one or more Subsidiaries which are formed for the purpose of consummating one or more Acquisitions which are permitted hereunder as long as within thirty (30) days of such Acquisition (i) such new Subsidiary becomes a Credit Party hereunder or (ii) such new Subsidiary merges into a Credit Party) as long as prior to and after giving effect to each such Acquisition the Borrowing Availability is equal to or in excess of 30% of the aggregate Revolving Loan Commitments; and (e) the Credit Parties may make other investments in an aggregate amount for all Credit Parties not to exceed $2,000,000 at any time outstanding.”
     (g) Section 6.3 of the Credit Agreement is hereby amended by (i) amending the amount “$25,000,000” set forth in the last sentence thereof to “$50,000,000” and (ii) adding the following new clauses (l), (m) and (n) to the first sentence thereof:
“; (l) Indebtedness secured by second Liens permitted under clause (m) of the definition of Permitted Encumbrances in an aggregate principal amount not to exceed $30,000,000 at any time outstanding as long as such Liens are subordinated to the Liens in favor of the Agent on terms, and pursuant to documentation, reasonably satisfactory to Agent; (m) Indebtedness secured by Liens permitted under clause (n) of the definition of Permitted Encumbrances; and (n) other unsecured Indebtedness in an aggregate principal amount not to exceed $2,000,000 at any time outstanding.”
     (h) The first sentence of Section 6.4(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“No Credit Party shall enter into or be a party to any transaction with any Affiliate thereof (other than another Credit Party) except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party’s business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Credit Party, except (i) intercompany loans permitted in clauses (g) and (h) of Section 6.3; (ii) the Consignment Agreement and (iii) the transactions consummated pursuant to the PIPE Documents.”
     (i) Section 6.5 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:
“Notwithstanding the terms of this Section or any other provision of the Loan Documents to the contrary, the change in the capital structure of the Ultimate Parent and the modification to the applicable charter documents contemplated by the PIPE Documents will not constitute a breach, a violation of or a Default or an Event of Default under this Agreement or any other Loan Document.”

     (j) Section 6.8(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“(a) the sale of Inventory in the ordinary course of business and liquidation sales of Inventory conducted by Persons reasonably acceptable to the Agent and conducted in a manner consistent with other similar liquidation sales, as long as such liquidation sales are consistent with the financial model delivered to the Agent on or prior to June 15, 2007 and (it being covenanted and agreed that (i) prior to conducting any such liquidation sales, the Borrower shall provide the Agent with a list of the applicable Stores, (ii) once any such liquidation sales have commenced (and for a reasonable period of time thereafter), on or prior to the fifth day of each calendar month, the Borrower shall deliver to the Agent an updated appraisal (which may be a “desk-top” appraisal), prepared on a NOLV basis and by a Person and in a form reasonably acceptable to Agent, of the Inventory owned by the Borrower as of the last day of the then immediately preceding calendar month and (iii) no such liquidation sale or any number of such liquidation sales shall constitute a basis for a Default or Event of Default under this Agreement or any other Loan Document).”
     (k) Section 6.14 of the Credit Agreement is hereby amended by adding the following as a new clause (e) thereto:
“and (e) payment-in-kind of stock of the Ultimate Parent as contemplated in the PIPE Documents.”
     (l) Section 6.17 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
     “Section 6.17 PIPE Documents. The Ultimate Parent shall not change or amend the terms of any or all of the PIPE Documents in any material respect.”
     (m) Clause (e) of Section 8.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
     “(e) (i) A default or breach shall occur under any other agreement, document or instrument to which any Credit Party is a party which is not cured within any applicable grace period, and such default or breach (x) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obligations) of any Credit Party in excess of $2,000,000 in the aggregate, or (y) causes, or such permits any holder of such Indebtedness or a trustee to cause, Indebtedness or a portion thereof in excess of $2,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, regardless of whether such right is exercised, by such holder or trustee; or (ii) a Triggering Event (as defined in the PIPE Certificate) has occurred (unless prior to the occurrence thereof each Purchaser (as such term is defined in the SPA) (and their respective successors and assigns) have subordinated their rights to payment as a result of such Triggering Event to the payment of the Obligations in a manner reasonably acceptable to Agent.”

     (n) Section 8.1(h) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“A case or proceeding shall have been commenced against any Material Credit Party (other than one or more Restructured Credit Parties) or a court shall have entered a decree or order for relief with respect to any Material Credit Party (other than one or more Restructured Credit Parties) (i) under Title 11 of the United States Code, as now constituted or hereafter amended or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any Material Credit Party (other than one or more Restructured Credit Parties) or any substantial part of any such Person’s assets, or (iii) ordering the winding-up or liquidation of the affairs of any Material Credit Party (other than one or more Restructured Credit Parties), and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or such court shall enter a decree or order granting the relief sought in such case or proceeding.”
     (o) Section 8.1(i) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“Any Material Credit Party (other than one or more Restructured Credit Parties) shall (i) file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of any Material Credit Party (other than one or more Restructured Credit Parties) or of any substantial part of any such Person’s assets, (iii) make an assignment for the benefit of creditors, or (iv) take any corporate action in furtherance of any of the foregoing.”
     (p) Schedule A to the Credit Agreement is hereby amended by adding the following new definitions in alphabetical order therein:
     “Acquisition” means an acquisition by a Credit Party of (i) an entity or (ii) all or substantially all of the assets of an entity; provided that, in each case of (i) or (ii) such entity is engaged primarily in a line of business reasonably related to the line of business engaged in by the Credit Parties as of June 15, 2007.
     “Eligible Equipment” shall have the meaning ascribed to it in Section 1.24 hereof.
     “PIPE Certificate” shall have the meaning ascribed to it in Section 2.1 of the SPA.
     “PIPE Documents” shall mean the SPA, the Registration Rights Agreement, the Warrants, the Support Agreement (each as defined in the SPA), the PIPE Certificate, and each of the other agreements or documents entered into in connection with the SPA, in each case as in effect on the Second Amendment Effective Date and as amended, restated, supplemented or otherwise modified from time to time in a manner permitted hereby.

     “Restructured Credit Parties” means Store Guarantors which, as of June 15, 2007, operate fewer than seventy-five (75) Stores in the aggregate for all such Store Guarantors.
     “Second Amendment” shall mean that certain Second Amendment to the Fifth Amended and Restated Credit Agreement entered into as of June 15, 2007 among the Borrower, the Agent, the Credit Parties signatory thereto and the Lenders signatory thereto.
     “Second Amendment Effective Date” shall mean the date on which the conditions precedent set forth in the Second Amendment have been satisfied.
     “SPA” shall mean the Securities Purchase Agreement, dated as of June 1, 2007, by and among the Ultimate Parent and the Purchasers (as defined therein) (as amended, restated, supplemented or otherwise modified in a manner permitted hereby).
     (q) Each of the following definitions set forth in Schedule A to the Credit Agreement is hereby amended and restated to read in its entirety as follows:
     “Borrowing Base” shall mean, as of any date of determination, the sum of:
     (a) 100% of the book value of Eligible Accounts-Retail at all times; plus
     (b) the lesser of (i) $10,000,000 or (ii) 100% of the book value of Eligible Accounts-Wholesale at all times; plus
     (c) 102.5% of the NOLV of Eligible Inventory-Apparel and 102.5% of the NOLV of the Inventory-Apparel which shall exist upon a draw on the applicable Eligible Trade L/C-Retail; plus
     (d) the lesser of (i) $10,000,000 or (ii) 60% of (A) the book value of Eligible Inventory-Wholesale (including Eligible In-Transit Inventory-Wholesale) at all times minus (B) the book value of Eligible In-Transit Inventory-Wholesale in excess of $5,000,000 at all times; plus
     (e) 60% of the book value of the Eligible Inventory-Wholesale, which shall exist upon a draw on the applicable Eligible Trade L/C-Wholesale; plus
     (f) 85% of the NOLV of Eligible Equipment;
     less the Minimum Excess Availability Reserve and less any additional Reserve established by Agent at such time.”
     “Change of Control” shall mean any event, transaction or occurrence as a result of which (a) Ultimate Parent shall cease to own and control all of the economic and voting rights associated with all of the outstanding capital stock of First Intermediate Parent or (b) First Intermediate Parent shall cease to own and control all of the economic and voting rights associated with all of the outstanding capital stock of each of its direct and indirect Subsidiaries, except as permitted under Section 6.1 and Section 6.8 of this

Agreement and except for the Joint Ventures and Foreign Subsidiaries or (c) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended), other than the Peninsula Investment Partners, L.P. (“Peninsula”), Goldner Hawn Johnson & Morrison Incorporated (“GHJM”) and Quaker Capital Management Corporation (“Quaker”) (and Persons which, as of the Second Amendment Effective Date, are Affiliates of Peninsula, GHJM or Quaker), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 30% or more of the issued and outstanding shares of capital Stock of Ultimate Parent having the right to vote for the election of directors of Ultimate Parent under ordinary circumstances unless at the time of such acquired beneficial ownership Peninsula, GHJM and Quaker (and Persons which, as of the Second Amendment Effective Date, are Affiliates of Peninsula, GHJM or Quaker) collectively own in excess of 50% of the issued and outstanding shares of capital Stock of Ultimate Parent having the right to vote for the election of directors of Ultimate Parent under ordinary circumstances, or (d) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Ultimate Parent (together with any new directors whose election by the board of directors of Ultimate Parent or whose nomination for election by stockholders of Ultimate Parent was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, and together with any directors elected pursuant to the terms of the PIPE Certificate so long as one or more of Peninsula, GHJM or Quaker own a majority of the outstanding preferred stock authorized thereby) cease for any reason other than death or disability to constitute a majority of the directors then in office.
     “Commitments” means (a) as to any Lender, the aggregate of such Lender’s Revolving Loan Commitment (including without duplication the Swing Line Lender’s Swing Line Commitment as a subset of its Revolving Loan Commitment) and Term Loan B Commitment as set forth on the signature pages hereto or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments (including without duplication the Swing Line Lender’s Swing Line Commitment as a subset of its Revolving Loan Commitment) and the Term Loan B Commitment of the Term Lender, which aggregate commitment shall be One Hundred Fifteen Million Dollars ($115,000,000) on the Second Amendment Effective Date, as to each of clauses (a) and (b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with this Agreement.
     “Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations or financial or other condition of the Loan Parties considered as a whole, (b) Borrower’s ability to pay any of the Loans or any of the other Obligations in accordance with the terms thereof, (c) any material part of the Collateral or Agent’s Liens, on behalf of itself and Lenders, on such Collateral or the priority of such Liens, or (d) Agent’s or any Lender’s rights and remedies under this Agreement and the other Loan Documents.

     “Net Orderly Liquidation Value” or “NOLV” shall mean the appraised orderly liquidation value (expressed as a percentage) of Inventory-Apparel and Equipment, as applicable (without duplication as to any Reserves) less reasonable liquidation expenses (to the extent not reflected in the applicable appraisals) as determined in accordance with the then most recent applicable appraisal delivered to the Agent pursuant to subsection (g) of Schedule H hereto or, until the first such applicable appraisal is delivered, in accordance with the most recent appraisal delivered to Agent prior to the Closing Date.
     “Non-Core Business” means any retail or wholesale business other than the retail leather apparel business and retail leather and non-leather accessories business, the retail luggage business, the New Wholesale Business and the wholesale business consisting of selling goods against firm purchase orders.
     “Term Loan B Commitment” means, as to the Term Lender, the commitment of the Term Lender to continue the Term Loan B on the Second Amendment Effective Date as set forth in Section 1.1(b)(i) of this Agreement, the amount of which commitment is Zero Dollars ($0). After advancing the Term Loan B, each reference to a Term Lender’s Term Loan B Commitment shall refer to that Term Lender’s Pro Rata Share of the outstanding Term Loan B.
     “Termination Date” shall mean the date on which the Loans have been indefeasibly repaid in full and all other Obligations under this Agreement and the other Loan Documents have been completely discharged, other than unasserted claims for indemnification which may survive this Agreement, and Borrower shall not have any further right to borrow any monies thereunder.
     (r) Clause (a) in the definition of “Indebtedness” set forth in Schedule A to the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“(a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding (i) obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than six (6) months unless being contested in good faith and (ii) obligations outstanding pursuant to the PIPE Documents,”
     (s) The definition of “Permitted Encumbrances” set forth in Schedule A to the Credit Agreement is hereby amended by adding the following as new clauses (m) and (n) thereto:
“; (m) second Liens on assets of the Credit Parties securing the Obligations, which secure Indebtedness not to exceed the amount permitted under clause (l) of the first sentence of Section 6.3 as long as such Liens are subordinated to the Liens in favor of the Agent on terms, and pursuant to documentation, reasonably satisfactory to Agent; and (n) other Liens securing Indebtedness in a principal amount not to exceed $1,000,000 at any time outstanding.”
     (t) Exhibit 4.1(b) to the Credit Agreement is hereby amended and restated to read in its entirety as set forth on Exhibit 4.1(b) attached hereto.

Section 2 Representations and Warranties. Borrower and the Credit Parties who are party hereto represent and warrant that:
     (a) the execution, delivery and performance by Borrower and such Credit Parties of this Amendment have been duly authorized by all necessary corporate action and this Amendment is a legal, valid and binding obligation of Borrower and such Credit Parties enforceable against Borrower and such Credit Parties in accordance with its terms, except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law);
     (b) each of the representations and warranties contained in the Credit Agreement (as amended hereby) is true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date;
     (c) neither the execution, delivery and performance of this Amendment nor the consummation of the transactions contemplated hereby does or shall contravene, result in a breach of, or violate (i) any provision of Borrower’s or Credit Parties’ certificate or articles of incorporation or bylaws, (ii) any law or regulation, or any order or decree of any court or government instrumentality or (iii) indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower, the Credit Parties or any of their Subsidiaries is a party or by which Borrower, the Credit Parties or any of their Subsidiaries or any of their property is bound, except in any such case to the extent such conflict or breach has been waived by a written waiver document a copy of which has been delivered to Agent on or before the date hereof; and
     (d) no Default or Event of Default will exist or result after giving effect hereto.
Section 3 Conditions to Effectiveness. This Amendment will be effective only upon satisfaction of the following:
     (a) Execution and delivery of (i) this Amendment by Borrower, the Credit Parties that are listed on the signature pages hereto, the Agent and each Lender and (ii) each of the documents listed on Exhibit A to this Amendment by each of the applicable Persons;
     (b) Delivery to the Agent of a certified copy of each of the PIPE Documents;
     (c) Payment of a closing fee to Agent, for the benefit of Lenders signatory hereto, in an amount equal to $57,500, which closing fee shall be fully earned and payable on the date hereof; and
     (d) Payment in full of all of the outstanding principal and interest on Term Loan B.
Section 4 Reference to and Effect Upon the Credit Agreement.
     (a) Except as specifically set forth herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

     (b) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or any Lender under the Credit Agreement or any Loan Document, nor constitute a waiver of any provision of the Credit Agreement or any Loan Document, except as specifically set forth herein. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and refer to the Credit Agreement as amended hereby.
Section 5 Waiver and Release.
     In consideration of the foregoing, each of Borrower and each Credit Party hereby waives, releases and covenants not to sue Agent or any Lender with respect to, any and all claims it may have against Agent or any Lender, whether known or unknown, arising in tort, by contract or otherwise prior to the date hereof relating to one or more Loan Documents.
Section 6 Costs and Expenses.
     As provided in Section 11.3 of the Credit Agreement, Borrower agrees to reimburse Agent for all fees, costs and expenses, including the fees, costs and expenses of counsel or other advisors for advice, assistance, or other representation in connection with this Amendment.
Section 7 Governing Law.
     THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS.
Section 8 Headings.
     Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.
Section 9 Counterparts.
     This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument.
Section 10 Confidentiality.
     The matters set forth herein are subject to Section 11.18 of the Credit Agreement, which is incorporated herein by reference.
     [signature page follows]

     IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

BORROWER: WILSONS LEATHER HOLDINGS INC.
By:	/s/ Stacy A. Kruse
Title: Chief Financial Officer and Treasurer

LENDERS: GENERAL ELECTRIC CAPITAL CORPORATION, as Agent, Lender, Term Lender and Swing Line Lender
By:	/s/ Mark J. Forti
Title: Managing Director

[Signature Page to Second Amendment]

     The undersigned are executing this Amendment in their capacity as Credit Parties:

Wilsons The Leather Experts Inc.
By:	/s/ Stacy A. Kruse
Title: Chief Financial Officer

Wilsons Center, Inc.
By:	/s/ Stacy A. Kruse
Title: Chief Financial Officer

Rosedale Wilsons, Inc.
By:	/s/ Stacy A. Kruse
Title: Chief Financial Officer

River Hills Wilsons, Inc.
By:	/s/ Stacy A. Kruse
Title: Chief Financial Officer

Bermans The Leather Experts Inc.
By:	/s/ Stacy A. Kruse
Title: Chief Financial Officer

[Signature Page to Second Amendment]

EXHIBIT 4.1(b)
TO
CREDIT AGREEMENT
FORM OF BORROWING BASE CERTIFICATE
[To be attached]
Exh. 4.1(b) — 1

Wilsons Leather
Borrowing Base Certificate
As of x/x/xx

Credit Card Receivables per x/x/xx Sales Audit System		$—
Advance Rate		100.0%

Total Credit Card Receivables Availability		$—

Wholesale Accounts Receivable per x/x/xx Report		$—
Less Ineligibles
> 60 days past due (or > 90 days from invoice date)	—
Other Ineligibles	—
Total Ineligibles		—

Eligible Wholesale Accounts Receivable		$—
Advance Rate		100.0%

Total Wholesale Accounts Receivables Availability		$—

Maximum		$10,000,000
Lesser of Total and Maximum		$—

Inventory per the x/x/xx External Stock Ledger		$—
E-commerce Inventory per the x/x/xx Stock Ledger		—
Merchandise In-transit — Wires		—
Merchandise In-transit — LC’s		—
Merchandise In-transit — Domestic Freight		—
Merchandise In-transit — Prepaid		—
Total Inventory		$—
Less Ineligibles
Merchandise In-transit — Unfunded LC’s	$—
Layaway Inventory	—
Liquidation Store Inventory	—
Book to Physical Adjustment Reserve	—
Discontinued Product Lines	—
Locations < $50,000	—
License Inventory With No Disposition Agreement	—
Inventory Not Located in 48 Contiguous States	—
Inventory at E-commerce Location (No Landlord Waiver)	—
Total Ineligibles		—

Eligible Inventory		$—
NOLV Percentage through June 2006		72.8%

NOLV Value Inventory		$—
Advance Rate		102.5%

Inventory Availability		$—
Less Reserves:
Landed Costs of In-transit	$—

Gift Certificates (50% of G/L Amount)	—
Credit Memos (50% of G/L Amount)	—
Gift Cards (50% of G/L Amount)	—

Total Reserves		—

Total Inventory Availability		$—

Import LC Inventory		$—
Less: Import Payments		—
Plus: New Import LC Issuances		—

Net Import LC Inventory		$—
NOLV Percentage through June 2006		58.3%

NOLV Value LC Inventory		$—
Advance Rate		102.5%

Available Import LC Inventory		$—
Less: Landed Costs		—

Total Import LC Inventory Availability		$—

Wholesale Inventory		$—
Less Ineligibles:
In-transit Greater Than $5,000,000	—
License Inventory With No Disposition Agreement	—
Eligible Wholesale Inventory		$—
Advance Rate		60.0%

Total Wholesale Inventory Availability		$—

Maximum		$10,000,000
Lesser of Total and Maximum		$—

FMV Of FF&E		$—
Advance Rate		85.0%

Total FF&E Availability		$—

Revolver Availability		$—

Maximum Revolver		$115,000,000
Lesser of Revolver Availability and Maximum Revolver		$—

Less:
Revolver Outstanding	—
Import LC’s	—
Stand-by LC’s	—
10% Excess Availability Covenant	—
Other	—

Total Outstanding		—

Excess Availability		$—

Wilsons Leather Holdings Inc. hereby certifies that the foregoing accurately reflects its Borrowing Availability as of the date hereof in accordance with the Fifth Amended and Restated Credit Agreement dated as of December 29, 2006, among it, General Electric Capital Corporation and the other parties thereto.
Date: ____________________
WILSONS LEATHER HOLDINGS INC.
By: _______________________
Its: _______________________